EXHIBIT (10)(ii)

                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

              This First Amendment ("Amendment"), effective as of September 16, 2002, amends that certain Asset Purchase Agreement dated as of August 27, 2002 ("Agreement"), entered into by and among New 3E Company Acquisition Corporation, a Delaware corporation (the "Purchaser"), Safety-Kleen Systems, Inc., a Wisconsin corporation ("Safety-Kleen"), Jess F. Kraus, IV, Linda Allen, Christopher Kraus, Robert M. Ward, Jeremy Kisner and 3E Company Environmental, Ecological and Engineering, a California corporation (the "Company"). The Company, Safety-Kleen, the Minority Shareholders and the Purchaser are sometimes collectively referred to herein as the "Parties" and individually as a "Party." Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Section 11 of the Agreement.

              NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained in the Agreement, and intending to be legally bound, the Parties hereby agree to amend Section 1C(v) of the Agreement to read as follows:

              (v) any and all Liabilities arising under guarantees or similar instruments relating to indebtedness for borrowed money incurred by Safety-Kleen or any of its Affiliates (other than the Company), including without limitation Liabilities as a guarantor pursuant to that certain Amended and Restated Credit Agreement, dated as of April 3, 1998, by and among LES, Inc., Laidlaw Environmental Services (Canada) Ltd., and the lenders and agents thereunder (the "LES Guarantee"); and

Except as set forth above, the terms and conditions of the original Agreement are ratified, approved and confirmed and are incorporated herein as if fully set forth. If there is any conflict between any provisions of the Agreement and any provision of this Amendment, the terms and conditions of this Amendment shall prevail and control.

        IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to be effective as of the date first written above.

3E COMPANY ENVIRONMENTAL,                      /s/ Jess F. Kraus, IV
ECOLOGICAL AND ENGINEERING                     -----------------------
                                               Jess F. Kraus, IV


By:     /s/ Jess F. Kraus IV                   /s/ Linda Allen
     ----------------------------              -----------------------
     Jess F. Kraus, IV, President              Linda Allen


SAFETY-KLEEN SYSTEMS, INC.                     /s/ Christopher Kraus
                                               -----------------------
                                               Christopher Kraus
By:     /s/ DM Sprinkle
        ----------------------------
Name:   David M. Sprinkle                      /s/ Robert M. Ward
        ----------------------------           -----------------------
Its:    President                              Robert M. Ward
        ---------------------------

                                               /s/ Jeremy Kisner
NEW 3E COMPANY ACQUISITION                     -----------------------
CORPORATION                                    Jeremy Kisner


By:   /s/Jess F. Kraus, IV
      ----------------------------
      Jess F. Kraus, IV, President